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Principal                                                     Principal Life
  Financial                                                   Insurance Company
  Group

May 1, 2003



Mr. Ralph C. Eucher, President Principal Variable Contracts Fund, Inc. The Principal Financial Group
Des Moines, IA 50392-2080



Dear Mr. Eucher


         Principal Life Insurance Company intends to purchase 500,000 shares of Common Stock of Principal Variable Contracts Fund, Inc. - Limited Term Bond Account, par value $.01 per share (the "Shares") at $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resale, distribution or redemption.



                                   PRINCIPAL LIFE INSURANCE COMPANY


                                        /s/Michael D. Roughton
                                   BY ________________________________________
                                                   Michael D. Roughton